Exhibit 99.1
May 3, 2023
USD Partners LP Announces First Quarter 2023 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three months ended March 31, 2023. Financial highlights with respect to the first quarter of 2023 include the following:
•Closed on the sale of the Casper Terminal to a third party for $33.0 million in cash, subject to customary adjustments
•Generated Net Income of $2.0 million
•Reported Net Cash Used in Operating Activities of $0.6 million, Adjusted EBITDA(1) of $3.3 million and Distributable Cash Flow(1) of ($1.6) million

“We were pleased to close on the sale of the Casper Terminal this quarter, as that was the first phase of our plan to secure the Partnership’s liquidity position as we work through the current re-contracting cycle,” said Dan Borgen, the Partnership’s Chief Executive Officer. “We continue to be encouraged with advanced discussions we are having with multiple customers regarding our DRUbit™ by Rail™ network, and we remain optimistic that these discussions could lead to long-term take-or-pay commitments to provide safer and economically beneficial Canadian crude egress relative to pipeline alternatives.”

“In further support of the Partnership’s liquidity position, the Board of Directors of the Partnership’s general partner has made the decision to suspend the Partnership’s quarterly distribution and to utilize free cash flow to support the Partnership’s operations and to potentially pay down debt,” continued Borgen. “We believe this proactive measure, coupled with management’s review of strategic alternatives, as well as our unwavering commitment to continue to provide safe and reliable operations at efficient cost, will best position the Partnership for both re-contracting and for the refinancing or replacement of our senior secured credit facility later this year.”

Casper Terminal Sale
On March 31, 2023, the Partnership completed the sale of the Casper Terminal to a third party for consideration of approximately $33.0 million in cash, subject to customary adjustments. The Partnership used approximately $19.1 million of the net proceeds to repay borrowings under the Partnership’s credit agreement and retained the remaining proceeds to support general Partnership purposes, as discussed in more detail below. As of April 30, 2023, the Partnership had borrowings of approximately $195.9 million outstanding under its revolving credit facility.

Partnership’s First Quarter 2023 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.

The Partnership’s revenues for the first quarter of 2023 relative to the same quarter in 2022 were lower primarily as a result of lower revenues at the combined Hardisty Terminal due to a reduction in contracted capacity. Revenues were also lower at the combined Hardisty terminal due to an unfavorable variance in the Canadian exchange rate on the Partnership’s Canadian-dollar denominated contracts during the first quarter of 2023 as compared to the first quarter of 2022. Revenue was lower at the Stroud Terminal due to the conclusion of the Partnership’s terminalling services contracts with its sole customer effective July 1, 2022. Partially offsetting this decrease in revenue was a slight increase in revenues at the Partnership’s Casper Terminal, due to an increase in throughput in the current period as compared to the prior year period.

The Partnership achieved lower operating costs during the first quarter of 2023 as compared to the first quarter of 2022. Selling, general and administrative costs (“SG&A costs”) associated with the Hardisty South entities were lower, as discussed in more detail below. The Partnership also experienced lower pipeline fee expense which is directly attributable to the associated decrease in the combined Hardisty terminal revenues previously discussed, as compared to the first quarter of 2022. In addition, subcontracted rail services costs were lower due to decreased throughput at the terminals. Depreciation and amortization expenses were lower in the first quarter of 2023 as compared to the same period in 2022, primarily associated with the decrease in the carrying value of the assets at the Casper Terminal resulting from the impairment that was recognized in September 2022. In addition, the Partnership discontinued the depreciation and amortization of its Casper Terminal assets during the current quarter, as the assets were classified as held for sale in January 2023.

First quarter 2022 SG&A costs included service fees paid by Hardisty South to the Sponsor related to a services agreement that was in place with the Sponsor prior to the Partnership’s acquisition of Hardisty South. Upon the Partnership’s acquisition of Hardisty South, the services agreement between the acquired entities and the Sponsor was terminated and a similar agreement was established between Hardisty South and the Partnership. This resulted in the service fee income being allocated to the Partnership, and therefore offsetting the expense in Hardisty South for periods subsequent to the acquisition date of April 1, 2022. Partially offsetting the decrease in SG&A costs discussed above were transaction costs incurred during the first quarter of 2023 related to the Partnership’s divestiture of the Casper Terminal, partially offset by expenses incurred in the first quarter of 2022 associated with the Hardisty South acquisition, with no acquisition expenses incurred in 2023.

The Partnership generated net income of $2.0 million in the first quarter of 2023 as compared to net income of $7.5 million in the first quarter of 2022. The decrease is primarily due to the factors discussed above coupled with higher interest expense incurred during the first quarter of 2023 resulting from higher interest rates and a higher balance of debt outstanding during the quarter, as compared to the first quarter of 2022. The Partnership also had a non-cash loss associated with the Partnership’s interest rate derivatives recognized in the first quarter of 2023 as compared to a non-cash gain during the comparative period. Partially offsetting this reduction in Net Income, the Partnership recognized a lower foreign currency transaction loss in the first quarter of 2023, as compared to the first quarter of 2022.

The Partnership had Net Cash Used in Operating activities of $0.6 million for the three months ended March 31, 2023 as compared Net Cash Provided by Operating Activities of $9.2 million for the prior year period. The decrease in the Partnership’s operating cash flow resulted from the factors already discussed. Net Cash Used in Operating Activities was also impacted by the general timing of receipts and payments of accounts receivable, accounts payable and deferred revenue balances.

Adjusted EBITDA for the first quarter of 2023 decreased by 67% when compared to the same period in 2022 due primarily to the factors discussed above. In addition, Adjusted EBITDA for the quarter included the impact of approximately $1.9 million of transaction costs associated with the sale of the Casper Terminal. Distributable Cash Flow (“DCF”) decreased to ($1.6) million for the current quarter and also includes the impact of higher cash paid for interest and taxes when compared to the prior year quarter.

As of March 31, 2023, the Partnership had approximately $10.8 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of approximately $60.0 million on its $275.0 million senior secured credit facility, subject to the Partnership’s continued compliance with financial covenants, and borrowings of $215.0 million outstanding. Per the terms of the amended credit agreement, the Partnership’s available borrowings was limited to 5.50 times its 12-month trailing consolidated EBITDA. As such, the borrowing capacity and available borrowings under the senior secured credit facility, including unrestricted cash and cash equivalents, was approximately $41.0 million as of March 31, 2023. As previously stated, in April 2023, the Partnership used approximately $19.1 million of the net proceeds from the sale of the Casper Terminal to repay borrowings under its senior secured credit facility and retained the remaining proceeds to support general Partnership purposes. As of April 30, 2023, the Partnership had borrowings of approximately $195.9 million outstanding under its senior secured credit facility and unrestricted cash and cash equivalents of approximately $8.8 million. The Partnership was in compliance with its financial covenants as of March 31, 2023.

The Partnership’s senior secured credit facility expires on November 2, 2023. The Partnership is in active discussions with the administrative agent and other banks within the lender group, as well as other potential financing sources, regarding the possible extension, renewal or replacement of the senior secured credit facility.

On May 3, 2023, the Board of Directors of the Partnership’s general partner, approved the suspension of its quarterly distribution in order to support the liquidity position of the Partnership. In addition, the Board of Directors approved the engagement of financial advisors and counsel to assist the Board and management with evaluating and pursuing strategic options and alternative financing sources in light of the November 2, 2023 maturity of the Partnership’s senior secured credit facility.

First Quarter 2023 Conference Call Information
The Partnership will host a conference call and webcast regarding first quarter 2023 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, May 4, 2023.

To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (800) 343-4849 domestically or +1 (203) 518-9783 internationally, conference ID 4524071. Participants are advised to dial in at least five minutes prior to the call.

An audio replay of the conference call will be available for thirty days by dialing (888) 566-0152 domestically or +1 (402) 220-9186 internationally, conference ID 4524071. In addition, a replay of the audio webcast will be available by accessing the Partnership’s website after the call is concluded.

About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USD”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies, refiners and marketers. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.

USD, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USD’s solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USD is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release is not part of this release.

Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by (Used in) Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and
•the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the amount of cash available for making distributions to the Partnership’s unitholders;
•the excess cash flow being retained for use in enhancing the Partnership’s existing business; and
•the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor’s understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by (Used in) Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by (Used in) Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by (Used in) Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies. Reconciliations of Net Cash Provided by (Used in) Operating Activities to Adjusted EBITDA and DCF are presented in this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USD to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership to extend, renew or replace its senior secured credit facility; the ability of the Partnership and USD to develop existing and future additional projects and expansion opportunities (including successful completion of USD’s DRU) and whether those projects and opportunities developed by USD would be made available for acquisition, or acquired, by the Partnership; volumes at, and demand for, the Partnership’s terminals; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “expect,” “plan,” “intent,” “believes,” “projects,” “begin,” “anticipates,” “subject to” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the Partnership’s ability to enter into new contracts for uncontracted capacity and to renew expiring contracts, actions by the Partnership’s lenders, including with respect to modifications to or waivers under the Partnership’s credit agreement in light of the current uncertainty regarding the Partnership’s ability to remain in compliance with the covenants of the credit agreement or to refinance the credit agreement before its maturity, the Partnership’s ability to obtain additional sources of capital and maintain sufficient liquidity, and changes in general economic conditions and commodity prices, as well as those factors set forth under the heading “Risk Factors” and elsewhere in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission (many of which may be amplified by the COVID-19 pandemic and the recent significant reductions in demand for and prices of crude oil, natural gas and natural gas liquids). The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

'(1)
The Partnership presents both GAAP and non-GAAP financial measures in this press release to assist in understanding the Partnership’s liquidity and ability to fund distributions. See “Non-GAAP Financial Measures” and reconciliations of Net Cash Provided by (Used in) Operating Activities, the most directly comparable GAAP measure, to Adjusted EBITDA and Distributable Cash Flow in this press release.

USD Partners LP
Consolidated Statements of Operations
For the Three Months Ended March 31, 2023 and 2022
(unaudited)

	For the Three Months Ended
	March 31,
	2023	2022 (1)
	(in thousands)
Revenues
Terminalling services	$19,739	$33,823
Terminalling services — related party	714	655
Fleet leases — related party	283	912
Fleet services — related party	85	299
Freight and other reimbursables	190	97
Freight and other reimbursables — related party	115	—
Total revenues	21,126	35,786
Operating costs
Subcontracted rail services	3,285	3,991
Pipeline fees	5,473	8,501
Freight and other reimbursables	305	97
Operating and maintenance	1,761	3,486
Operating and maintenance — related party	—	131
Selling, general and administrative	4,400	3,422
Selling, general and administrative — related party	2,184	5,324
Gain on sale of business	(6,202)	—
Depreciation and amortization	1,906	5,839
Total operating costs	13,112	30,791
Operating income	8,014	4,995
Interest expense	4,441	1,502
Loss (gain) associated with derivative instruments	1,850	(6,084)
Foreign currency transaction loss	54	1,647
Other income, net	(34)	(23)
Income before income taxes	1,703	7,953
Provision for (benefit from) income taxes	(272)	480
Net income	$1,975	$7,473

(1)	The Partnership’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of the Hardisty South Terminal which we acquired effective April 1, 2022, because the transaction was between entities under common control.

USD Partners LP
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2023 and 2022
(unaudited)

	For the Three Months Ended
	March 31,
	2023	2022 (1)
	(in thousands)

Cash flows from operating activities:
Net income	$1,975	$7,473
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,906	5,839
Loss (gain) associated with derivative instruments	1,850	(6,084)
Settlement of derivative contracts	185	(273)
Unit based compensation expense	1,033	1,237
Gain on sale of business	(6,202)	—
Deferred income taxes	5	197
Amortization of deferred financing costs	318	356
Changes in operating assets and liabilities:
Accounts receivable	5	(5,054)
Accounts receivable — related party	17	421
Prepaid expenses, inventory and other assets	375	2,369
Accounts payable and accrued expenses	2,061	4,064
Accounts payable and accrued expenses — related party	(402)	721
Deferred revenue and other liabilities	(3,899)	(2,017)
Deferred revenue and other liabilities — related party	191	(16)
Net cash provided by (used in) operating activities	(582)	9,233
Cash flows from investing activities:
Additions of property and equipment	(375)	(200)
Net proceeds from the sale of business	32,650	—
Net cash provided by (used in) investing activities	32,275	(200)
Cash flows from financing activities:
Distributions	(2,154)	(3,518)
Payments for deferred financing costs	(181)	(13)
Vested Phantom Units used for payment of participant taxes	(671)	(1,052)
Repayments of long-term debt	—	(6,396)
Net cash used in financing activities	(3,006)	(10,979)
Effect of exchange rates on cash	35	1,165
Net change in cash, cash equivalents and restricted cash	28,722	(781)
Cash, cash equivalents and restricted cash – beginning of period	5,780	12,717
Cash, cash equivalents and restricted cash – end of period	$34,502	$11,936

(1)	The Partnership’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of the Hardisty South Terminal which we acquired effective April 1, 2022, because the transaction was between entities under common control.

USD Partners LP
Consolidated Balance Sheets
At March 31, 2023 and December 31, 2022
(unaudited)

	March 31,	December 31,
	2023	2022
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$10,843	$2,530
Restricted cash	23,659	3,250
Accounts receivable, net	1,716	2,169
Accounts receivable — related party	392	409
Prepaid expenses	2,938	3,188
Other current assets	1,555	1,746
Total current assets	41,103	13,292
Property and equipment, net	82,424	106,894
Intangible assets, net	—	3,526
Operating lease right-of-use assets	1,138	1,508
Other non-current assets	1,376	1,556
Total assets	$126,041	$126,776

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$4,976	$3,389
Accounts payable and accrued expenses — related party	745	1,147
Deferred revenue	2,572	3,562
Deferred revenue — related party	122	128
Long-term debt, current portion	214,206	214,092
Operating lease liabilities, current	382	700
Other current liabilities	5,163	7,907
Other current liabilities — related party	60	11
Total current liabilities	228,226	230,936
Operating lease liabilities, non-current	694	688
Other non-current liabilities	9,159	7,556
Other non-current liabilities — related party	147	—
Total liabilities	238,226	239,180
Commitments and contingencies
Partners’ capital
Common units	(108,130)	(108,263)
Accumulated other comprehensive loss	(4,055)	(4,141)
Total partners’ capital	(112,185)	(112,404)
Total liabilities and partners’ capital	$126,041	$126,776

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three Months Ended March 31, 2023 and 2022

	For the Three Months Ended
	March 31,
	2023	2022 (1)
	(in thousands)

Net cash provided by (used in) operating activities	$(582)	$9,233
Add (deduct):
Amortization of deferred financing costs	(318)	(356)
Deferred income taxes	(5)	(197)
Changes in accounts receivable and other assets	(397)	2,264
Changes in accounts payable and accrued expenses	(1,659)	(4,785)
Changes in deferred revenue and other liabilities	3,708	2,033
Interest expense, net	4,408	1,501
Provision for (benefit from) income taxes	(272)	480
Foreign currency transaction loss (2)	54	1,647
Non-cash deferred amounts (3)	(1,651)	(1,557)
Adjusted EBITDA attributable to Hardisty South entities prior to acquisition (4)	—	(258)
Adjusted EBITDA	3,286	10,005
Add (deduct):
Cash paid for income taxes, net	(821)	(533)
Cash paid for interest	(4,099)	(1,175)
Cash paid for interest attributable to Hardisty South entities prior to acquisition (5)	—	59
Distributable cash flow	$(1,634)	$8,356

(1)	The Partnership’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of the Hardisty South Terminal which we acquired effective April 1, 2022, because the transaction was between entities under common control.
(2)	Represents foreign exchange transaction amounts associated with activities between the Partnership’s U.S. and Canadian subsidiaries.
(3)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the Partnership’s customer contracts and deferred revenue associated with deficiency credits that are expected to be used in the future prior to their expiration. Amounts presented are net of the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue.
(4)	Adjusted EBITDA attributable to the Hardisty South entities for the three months ended March 31, 2022 was excluded from the Partnership’s Adjusted EBITDA, as these amounts were generated by the Hardisty South entities prior to the Partnership’s acquisition and therefore, they were not amounts that could be distributed to the Partnership’s unitholders. Refer to the table provided below for a reconciliation of “Net cash provided by operating activities” to Adjusted EBITDA for the Hardisty South entities prior to acquisition.
(5)	Cash payments made for interest of $59 thousand attributable to the Hardisty South entities for the three months ended March 31, 2022 was excluded from the Partnership’s DCF calculations, as these amounts were generated by the Hardisty South entities prior to the Partnership’s acquisition.

The following table sets forth a reconciliation of “Net cash provided by (used in) operating activities,” the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA attributable to the Hardisty South entities prior to our acquisition of the entities:

Three months ended March 31, 2022
(in thousands)

Net cash used in operating activities	$(1,475)
Add (deduct):
Amortization of deferred financing costs	(84)
Deferred income taxes	(53)
Changes in accounts receivable and other assets	(217)
Changes in accounts payable and accrued expenses	155
Changes in deferred revenue and other liabilities	488
Interest expense, net	117
Provision for income taxes	59
Foreign currency transaction loss	1,600
Non-cash deferred amounts (1)	(332)
Adjusted EBITDA (2)	$258

(1)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the customer contracts.
(2)
Adjusted EBITDA associated with the Hardisty South entities prior to the Partnership’s acquisition includes the impact of expenses pursuant to a services agreement with USD for the provision of services related to the management and operation of transloading assets. These expenses totaled $3.2 million for the three months ended March 31, 2022. Upon the Partnership’s acquisition of the entities effective April 1, 2022, the services agreement with USD was canceled and a similar agreement was established with the Partnership.

Contact:
Adam Altsuler
Executive Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Sr. Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com